Exhibit (a)(1)(F)

AMERICAN TOWER CORPORATION

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

2.25% CONVERTIBLE NOTES DUE 2009

(CUSIP Numbers: 029912 AD 4 and 029912 AC 6)

Pursuant to the Initial Repurchase Notice

Dated September 22, 2003

To Our Clients:

Enclosed for your consideration is the Issuer Repurchase Notice dated September 22, 2003 ( the “Issuer Repurchase Notice”), and the related Repurchase Notice (the “Repurchase Notice”), relating to the option of each holder (the “Holder”) of 2.25% Convertible Notes Due 2009 (the “Securities”) of American Tower Corporation, a Delaware corporation (the “Company”), to require the Company to repurchase such Securities for $802.93 per $1,000 principal amount at maturity, plus any accrued and unpaid interest, if any, subject to the terms and conditions of the Indenture, dated as of October 4, 1999 (the “Indenture”), by and between the Company and The Bank of New York, as Trustee (the “Paying Agent”), the enclosed Issuer Repurchase Notice and the accompanying Repurchase Notice (together, the “Option”).

This material is being forwarded to you as the beneficial owner of the Securities held by us for your account but not registered in your name. Surrender of such Securities may only be made by us or our nominee as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to surrender on your behalf the Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Issuer Repurchase Notice and Repurchase Notice.

Your instructions should be forwarded to us as promptly as possible in order to permit us to surrender the Securities on your behalf in accordance with the provisions of the Option. The Option will expire at 5:00 p.m., New York City time, on October 22, 2003 (the “Repurchase Date”). Any Securities surrendered pursuant to the Option may be withdrawn at any time before such time on the Repurchase Date.

Your attention is directed to the following:

1.	The Option is for any and all Securities.

2.	Subject to the terms and conditions in the Issuer Repurchase Notice and the Repurchase Notice, any transfer taxes incident to the transfer of Securities from the holder of Securities to the Company will be paid by the Company.

3.	The Option expires at 5:00 p.m., New York City time, on October 22, 2003.

If you wish to have us surrender your Securities, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Repurchase Notice is furnished to you for information only and may not be used directly by you to tender Securities.

INSTRUCTIONS WITH RESPECT TO

THE OPTION

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Option with respect to their Securities.

This will instruct you to surrender the Securities held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Issuer Repurchase Notice and the related Repurchase Notice.

The undersigned expressly agrees to be bound by the enclosed Repurchase Notice and that such Repurchase Notice may be enforced against the undersigned.

Please tender the Securities held by you for my account as indicated below:

Aggregate Principal Amount of Securities held by you for the account of the undersigned is (fill in amount):

$                             of 2.25% Convertible Notes Due 2009

☐ Please	TENDER the following Securities held by you for my account (fill in amount – must be in principal amounts at maturity of $1,000 or integral multiples thereof):

$                             of 2.25% Convertible Notes Due 2009

☐    Please DO NOT TENDER any Securities held by you for my account.

Dated:                              , 2003

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the Securities held by us for your account will be surrendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to surrender ALL the Securities held by us for your account.

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